FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 27, 2009

HURCO REPORTS FIRST QUARTER FINANCIAL RESULTS

INDIANAPOLIS, INDIANA, — February 27, 2009, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported net income of $354,000, or $0.05 per diluted share for its first quarter ended January 31, 2009, which is a decrease of 95% from net income of $7,805,000, or $1.21 per diluted share, reported for the corresponding period in fiscal 2008.

Sales and service fees for the first quarter of fiscal 2009 totaled $28,307,000, a decrease of $32,616,000, or 54%, compared to the first quarter of fiscal 2008.  The effect of a stronger U.S. dollar when translating foreign sales to U.S. dollars for financial reporting purposes had an unfavorable impact of approximately 5%, or $2,896,000, on the period-to-period comparison.

The following table sets forth net sales and service fees by geographic region for the first quarter of fiscal 2009 and 2008 (in thousands):

Net Sales and Service Fees by Geographic Region

	Three Months Ended January 31,
	2009	2008	% Change
North America	$9,636	$13,079	-26%
Europe	18,060	45,052	-60%
Asia Pacific	611	2,792	-78%
Total	$28,307	$60,923	-54%

Sales were down sharply across all regions due to the current economic disruption that has had an adverse effect on all markets around the world.  In addition to declining volume and the impact of currency translation, approximately 15% of the sales decline was attributable to a drop in sales of VMX machines in the Europe sales region.

New order bookings in the first quarter of fiscal 2009, were $24,516,000, a decrease of $36,631,000, or 60%, compared to the prior year period.  Orders in the North America, Europe and Asia Pacific regions decreased $3,655,000, or 30%, $30,754,000, or 67% and $2,222,000, or 79%, respectively.  The decline in orders we experienced at the end of fiscal 2008 continued and became worse as our customers, consisting primarily of small job shops, reacted to the sudden downturn in the markets they serve.  The impact of currency translation on new orders booked for the first quarter was consistent with the impact on sales.

Hurco’s gross margin for the first quarter of fiscal 2009 was 30%, compared to 41% for the 2008 period.  The decrease in margin rate was primarily due to lower volume and the reduction in sales of VMX machines in the Europe sales region.  Selling, general and administrative expenses were $8,029,000 for the first quarter of fiscal 2009, a decrease of $4,347,000, or 35%, from the 2008 period, reflecting lower sales commissions, cost reduction initiatives and the favorable effect of a stronger U.S. Dollar during the 2009 period when translating foreign operating expenses for financial reporting purposes.

Hurco’s effective tax rate for the first quarter of fiscal 2009 of approximately 36% was relatively unchanged compared to the same period in the prior year.

Cash and cash equivalents totaled $30,126,000 as of January 31, 2009, compared to cash and cash equivalents and short term investments of $33,068,000 as of October 31, 2008.  Hurco had no borrowings outstanding on its $30 million unsecured revolving credit facility.

Michael Doar, Chief Executive Officer, stated, "The steep drop in sales we experienced last quarter is a clear reflection of the impact that current economic conditions are having on a worldwide basis.  In a period of economic uncertainty, investments in capital equipment are being deferred or cut.  In addition, customers who want to purchase capital goods are finding it difficult to secure financing due to tight credit market conditions."

"During this global economic downturn, it’s important to identify what we have done right and what we can do better. We are fortunate to have weathered past downturns in our 40-year history.  From that experience, we learned valuable lessons that have eased the impact of current economic conditions. We learned to embrace our fiscally conservative culture and we learned the value of strategic planning.  Because of this experience, we have a strong balance sheet with cash reserves that enables us to stay committed to our strategic plan of product innovation and targeted penetration of developing markets. We continue to review internal processes to identify new efficiencies that can be realized through further cost-reduction initiatives.  While we can’t predict the future, we are adequately prepared to adapt to the challenges and opportunities that may be encountered.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry.  The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment.  The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in Mississauga, Canada; Shanghai, China; High Wycombe, England; Paris, France; Munich, Germany; Chennai, India; Milan, Italy; and Singapore, along with manufacturing operations in Taiwan and China.  Products are sold through independent agents and distributors in North America, Europe and Asia.  The Company also has direct sales forces in the Canada, France, Germany, Italy, Singapore and the United Kingdom.
Web Site:  www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, the impact of the current global economic crisis, including disruption in credit markets, other changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:  John Oblazney
    Vice President & Chief Financial Officer
    317-293-5309

HURCO COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended January 31,

	2009	2008
	(unaudited)
Sales and service fees	$28,307	$60,923

Cost of sales and service	19,765	36,066
Gross profit	8,542	24,857

Selling, general and administrative expenses	8,029	12,376
Operating income	513	12,481

Interest expense	23	11

Interest Income	104	149

Investment Income	28	172

Other expense, net	73	464

Income before taxes	549	12,327

Provision for income taxes	195	4,522

Net income	$354	$7,805

Earnings per common share

Basic	$0.06	$1.22
Diluted	$0.05	$1.21

Weighted average common shares outstanding
Basic	6,421	6,401
Diluted	6,438	6,433

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended January 31,

Operating Data:	2009	2008
	(unaudited)
Gross margin	30.2%	40.8%

SG&A expense as a percentage of sales	28.4%	20.3%

Operating income as a percentage of sales	1.8%	20.5%

Pre-tax income as a percentage of sales	1.9%	20.2%

Effective Tax Rate	35.5%	36.7%

Depreciation	791	683

Capital expenditures	1,351	1,147

Balance Sheet Data:	1/31/2009	10/31/2008

Working capital (excluding cash and short term debt)	$69,170	$73,789

Days sales outstanding	57	39

Inventory turns	1.9	2.0

Capitalization
Total debt	$-	$-
Shareholders' equity	123,051	123,477
Total	$123,051	$123,477

HURCO COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except share and per-share data)

	January 31,	October 31,
	2009	2008
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$30,126	$26,394
Short-term investments	-	6,674
Accounts receivable, net	18,587	31,952
Inventories, net	63,294	66,368
Deferred tax assets, net	6,489	5,444
Derivative assets	8,762	12,463
Other	1,824	2,017
Total current assets	129,082	151,312

Property and equipment:
Land	782	782
Building	7,127	7,127
Machinery and equipment	15,396	14,885
Leasehold improvements	1,827	1,765
	25,132	24,559
Less accumulated depreciation and amortization	(11,300)	(10,961)
	13,832	13,598

Non-current assets:
Software development costs, less accumulated amortization	5,967	5,711
Other assets	6,825	6,823
	$155,706	$177,444

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$14,587	$28,303
Derivative liabilities	3,094	2,692
Accrued expenses	12,105	20,134
Total current liabilities	29,786	51,129

Non-current liabilities:
Deferred tax liability, net	2,083	2,056
Deferred credits and other obligations	786	782
Total liabilities	32,655	53,967

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
13,250,000 shares authorized; and 6,420,851 and
6,392,220 shares issued, respectively	642	642
Additional paid-in capital	51,747	51,690
Retained earnings	72,243	71,889
Accumulated other comprehensive income	(1,581)	(744)
Total shareholders' equity	123,051	123,477
	$155,706	$177,444